Exhibit 10.4

THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT
THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Third Amendment”) is made and entered into effective as of the 10th day of March, 2014 by and between NIKKEN, INC., a California corporation (“Seller”), and MASIMO CORPORATION, a Delaware corporation (“Buyer”).
R E C I T A L S

A.
Seller and Buyer have entered into that certain Agreement of Purchase and Sale Agreement and Escrow Instructions dated November 1, 2013 (“Original Purchase Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated January 8, 2014 (the “First Amendment”), and further amended by that certain Second Amendment to Purchase and Sale Agreement dated January 10, 2014 (the “Second Amendment”, and collectively with the Original Purchase Agreement and the First Amendment, referred to as the “Agreement”), relative to the sale/purchase of that certain real property located at 52 Discovery Way, Irvine, California (the “Property”).

B.Seller and Buyer desire to further amend the Agreement to among other things further extend the Feasibility Period on the terms and conditions set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree to further amend the Purchase Agreement as follows:
1.Definitions. Any capitalized term used, but not defined, herein shall have its respective meaning as set forth in the Agreement.

2.Feasibility Period Adjustment. The parties hereby agree to further extend the expiration of the Feasibility Period from 5:00 PM (Pacific Time) on March 10, 2014 to 5:00 PM (Pacific Time) on Tuesday, March 11, 2014. All references to the Feasibility Period shall mean the Feasibility Period as extended by the terms of this Second Amendment.

3.Closing Date Adjustment. The parties hereby agree that the Closing Date shall remain the date that is sixty (60) days after the date on which Buyer delivers to Seller the Approval Notice pursuant to Section 3.2.3 of the Agreement, and as set forth in the Second Amendment, in the event the sixtieth (60th) day following the delivery of the Approval Notice falls on a non-Business Day, Buyer shall specify in the Approval Notice that the Closing shall occur within two (2) Business Days after such sixtieth (60th) day. All references to the Closing Date shall mean the Closing Date as extended by the terms of the Second Amendment, and hereby ratified by the terms of this Third Amendment.

4.Rezoning Credit. The parties hereby acknowledge and agree that Buyer intends to prepare and process a rezoning of the Property prior to the Closing (the “Rezoning”). In connection with the rezoning, the parties hereby agree and instruct Escrow Holder that Closing Statements to be prepared by Escrow Holder shall reflect a debit to Seller and a credit to Buyer in the amount equal to twenty-five percent (25%) of the total amount of Buyer’s reasonably documented out of pocket expenses incurred for the Rezoning (the “Rezoning Expense”), up to a maximum amount of Fifty Thousand and No/100s Dollars ($50,000.00). In the event the actual amount of the Rezoning Expense is not yet known as of the Closing Date, the parties hereby instruct Escrow Holder to hold back from Seller’s proceeds at the Closing an amount equal to Fifty Thousand and No/100s Dollars ($50,000.00) less the amount, if any, of the Rezoning Expenses credited to Buyer at Closing (the “Rezoning Holdback”), which shall be held in escrow following the Closing until the earlier of (i) such time as the total Rezoning Expenses have been determined or (ii) the one year anniversary date of the Closing (the “Escrow Termination Date”). Once the Rezoning Expenses have been determined, Buyer shall notify Seller and Escrow Holder of same, and provide copies of invoices evidencing the Rezoning Amount, and Escrow Holder shall thereafter disburse the Rezoning Holdback as follows: to Buyer, an amount equal to the lesser of (a) twenty-five percent (25%) of the reasonably documented Rezoning Expenses, or (b) Fifty Thousand and

No/100s Dollars ($50,000.00), and to Seller, the remaining amount of the Rezoning Holdback, if any. Notwithstanding the foregoing, to the extent any of the Rezoning Holdback remains in the Escrow on the Escrow Termination Date after Escrow Holder has disbursed to Buyer Seller’s share of the Rezoning Expense for any reimbursement request(s) properly submitted by Buyer prior to the Escrow Termination Date, such remaining Rezoning Holdback shall be promptly disbursed to Seller.

5.Agreement in Full Force and Effect. Except as expressly amended hereby, the terms and conditions of the Agreement are hereby ratified and confirmed, and shall continue in full force and effect. In the event of any conflict or inconsistency between the terms set forth herein and the terms of the Agreement, the terms contained in this Second Amendment shall govern and control.

6.Counterparts; Facsimile; E-Mail. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Second Amendment, any signature transmitted by facsimile or e-mail (in pdf. or comparable format) shall be considered to have the same legal and binding effect as any original signature.
7.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have entered into this First Amendment effective as of the day and year first above written.

SELLER:	NIKKEN, Inc., a California corporation By: /s/ Kurt H. Fulle___________________ Name: Kurt H. Fulle Its: President and CEO

BUYER:	Masimo Corporation, a Delaware corporation By: /s/ Yongsam Lee_______________ Name: Yongsam Lee Its: EVP, Operations and CIO